Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Nathan’s Famous, Inc. on Forms S-8 [File Nos. 333-1847222, 333-177736, and 333-240196] of our report dated June 11, 2021, with respect to our audits of the consolidated financial statements of Nathan’s Famous, Inc. and Subsidiaries as of March 28, 2021 and March 29, 2020 and for the fifty-two week periods ended March 28, 2021 and March 29, 2020 and our report dated June 11, 2021 with respect to our audit of internal control over financial reporting of Nathan’s Famous, Inc. and Subsidiaries as of March 28, 2021, which reports are included in this Annual Report on Form 10-K of Nathan’s Famous, Inc. for the fifty-two week period ended March 28, 2021.

/s/ Marcum llp

Marcum llp

New York, NY

June 11, 2021